Exhibit 99(a)

FOR:	ACTION PRODUCTS INTERNATIONAL, INC.

CONTACTS:	Investor Relations

407-481-8007 Ext 723

stockholder@apii.com

Action Products Int’l Reaffirms Guidance

ORLANDO, Florida (July 16, 2004) – Action Products International Inc. (NASDAQ-SC: APII), a leading toy designer and manufacturer of educational and positive, non-violent branded toys for children in preschool through primary grades, reaffirmed management’s 2004 sales target of $10 million which represents an increase of over 20% compared to sales for the full year 2003. This would make the second consecutive year that Action generated sales gains in excess of 20%. Management also confirmed its objective of achieving profitability for the full year.

The company stated sales comparisons for the first six months were expected to be challenging due to the large orders received from toy chains in the first half of 2003. These chains included the now closed Zany Brainy/FAO Schwarz group and Toys R Us, which announced the closing of its Imaginarium Stores and other marginal outlets.

“We knew we needed to make up the revenue realized from the toy chains in 2003, and thus far we have. We accomplished this by executing our plan of adding new avenues of distribution and we have been successful in opening up book retail chains, airport gift shops, Christian retailers, additional attractions, and independent toy stores.” stated Ronald Kaplan, CEO.

“While we announced in April an acquisition of the assets of Curiosity Kits, it should be clear that revenue from the brand was only generated during the last few weeks of the six months ended June 30th. The first full quarter of combined sales will be the quarter ending September 30th.” Mr. Kaplan elaborated.

“Sales of Action brands excluding Curiosity Kits, to customers other than the toy chains, increased over 35% in the first half of 2004 compared to 2003. We expect that trend to accelerate in the second half” stated Robert Burrows, CFO. “ The table below reconciles the above figures to our sales under generally accepted accounting principles.

	Sales, excluding sales attributable to Curiosity Kits and toy chains	Sales attributable solely to Curiosity Kits and toy chains	Total sales under generally accepted accounting principles
Six Months Ended June 30, 2004	$3.00 million	$0.70 million	$3.70 million

Six Month Ended June 30, 2003	$2.21 million	$1.44 million	$3.65 million

Action Products restated its announced intention to repurchase its common stock when management believes its common stock is undervalued and represents an attractive investment opportunity, in keeping with the stock repurchase program authorized by the company’s Board of Directors in March, 2004.

The program approved the repurchase from time to time of up to 150,000 shares of the company’s common stock. The authorization includes both open market purchases as well as private transactions. To date no repurchases have been made under this program. The company’s management has indicated that it intends to consider making such repurchases after its operating results for the second quarter have been reported. Under federal securities laws, the company may only make repurchases during limited periods after the company has reported its quarterly results.

ABOUT ACTION PRODUCTS INTERNATIONAL

Action Products International, Inc. is a leading designer and manufacturer of educational and positive branded toys emphasizing fun, quality brands including Jay Jay The Jet Plane Wooden Adventure System™, I Dig Dinosaurs® and I Dig Treasures® excavation activity kits, Space Voyagers® (“The most authentic Space Toys on Earth”), Climb@Tron™ window-climbing animals and robots, Play and Store™ themed playsets, Kidz Workshop™ wooden projects, and Drop Zone Extreme™ parachute toys. Its products are marketed and sold to specialty retailers, museums, toy stores, theme parks, attractions, zoos, catalog companies, Internet retailers, and educational markets in the United States and worldwide.

For more information on Action Products toys, email marketing@apii.com

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights and the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.